                                                              RULE NO. 424(b)(1)
                                                      REGISTRATION NO. 333-95921
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 9, 2000)

                                 EARTHWEB INC.

 7% Convertible Subordinated Notes due 2005 and Shares of Common Stock Issuable
                          Upon Conversion of the Notes

                               ----------------

   Our common shares trade on the NASDAQ National Market under the symbol
"EWBX."

   Investing in the notes or the common stock into which the notes are convertible involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus dated May 9, 2000.

   Through April 4, 2001, the following selling securityholders have provided the information listed below. This list supercedes that set forth in the attached prospectus.

                            Principal Amount of     Common Stock Owned
                          Notes Beneficially Owned Prior to the Offering     Common Stock
          Name               and Offered Hereby           (1)(2)         Offered Hereby (1)(2)
          ----            ------------------------ --------------------- ---------------------
Alta Partners Holdings,
LDC.....................        $ 2,000,000                51,150                51,150
Argent Classic Convert-
 ible Arbitrage Fund
 (Bermuda) L.P..........          5,000,000               127,877               127,877
Black Diamond Offshore,
Ltd.....................            336,000                 8,593                 8,593
BNP Arbitrage SNC.......          3,000,000                76,726                76,726
CIBC World Markets In-
ternational Arbitrage
Corp....................          1,000,000                25,575                25,575
Credit Research & Trad-
ing LLC.................          2,415,000                61,764                61,764
Credit Suisse First Bos-
ton Corporation.........          1,000,000                25,575                25,575
Deutsche Bank Securities
Inc.....................          7,220,000               184,654               184,654
Donaldson, Lufkin & Jen-
rette Securities Corp...          4,950,000               126,598               126,598
Double Black Diamond
Offshore, LDC...........          1,079,000                27,595                27,595
Fidelity Financial
 Trust: Fidelity
 Convertible Securities
 Fund(3)................          7,500,000               191,815               191,815
Highbridge International
L.L.C...................          2,500,000                63,938                63,938
Jackson Investment Fund
Ltd.....................             15,000                   383                   383
JMG Capital Partners,
LP......................            750,000                19,181                19,181
Lehman Brothers, Inc....            180,000                 4,603                 4,603
Leonardo, L.P. .........          1,350,000                34,526                34,526
Lloyds TSB Bank PLC.....          3,000,000                76,726                76,726
Lydian Overseas Partners
Master Fund.............          1,750,000                44,757                44,757
Merrill Lynch, Pierce,
Fenner & Smith, Inc.....          1,400,000                35,805                35,805
Morgan Stanley & Co.....         10,000,000               255,754               255,754
Museum of Fine Arts,
Boston..................             18,000                   460                   460
Nelson Partners Ltd.....             90,000                 2,301                 2,301
Olympus Securities,
Ltd.....................            195,000                 4,987                 4,987
Parker-Hannifin Corpora-
tion....................             21,000                   537                   537
Paloma Securities
L.L.C...................          1,000,000                25,575                25,575
Peoples Benefit Life In-
surance Company.........          1,500,000                38,363                38,363
ProMutual...............             65,000                 1,662                 1,662
Putnam Asset Allocation
Funds--Balanced Portfo-
lio.....................            200,000                 5,115                 5,115
Putnam Balanced Retire-
ment Fund...............             37,000                   946                   946
Putnam Convertible In-
come--Growth Trust......            941,000                24,066                24,066
Putnam Convertible Op-
portunities and Income
Trust...................             47,000                 1,202                 1,202
Q Opportunity Fund,
LTD.....................          8,000,000               204,603               204,603
Tamar Securities, Inc...          1,000,000                25,575                25,575
Tribeca Investments,
L.L.C. .................          3,500,000                89,514                89,514
Triton Capital Invest-
ments, Ltd..............            750,000                19,181                19,181
University of Roches-
ter.....................             17,000                   434                   434
William Blair & Company
L.L.C. .................             20,000                   511                   511
Worldwide Transactions
Ltd.....................             85,000                 2,173                 2,173

--------
(1) Assumes a conversion price of $39.10 per share and a cash payment in lieu of any fractional interest.
(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $39.10 per share.
(3) The entity is either an investment company or a portfolio of an investment company registered under the Investment Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company. Fidelity Management & Research Company is a Massachusetts corporation, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and is a wholly owned subsidiary of FMR Corp., also a Massachusetts corporation.

                   Prospectus Supplement dated April 4, 2001

   This Prospectus Supplement supercedes all prior Prospectus Supplements.


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